EXECUTION COPY


                                     WARRANT

         NEITHER THIS SECURITY NOR THE SECURITIES INTO WHICH THIS SECURITY IS EXERCISABLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. THIS SECURITY AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS SECURITY MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN SECURED BY SUCH SECURITIES.

                              COMMON STOCK PURCHASE

          WARRANT TO PURCHASE UP TO 2,071,428 SHARES OF COMMON STOCK OF

                              TARRANT APPAREL GROUP

         THIS COMMON STOCK PURCHASE WARRANT (the "WARRANT") certifies that, for value received, Orpheus Holdings LLC (the "HOLDER"), is entitled, upon the terms and subject to the limitations on exercise and the conditions hereinafter set forth, at any time on or after June 16, 2006 (the "INITIAL EXERCISE DATE") and on or prior to the close of business on the ten year anniversary of the Initial Exercise Date (the "TERMINATION DATE") but not thereafter, to subscribe for and purchase from Tarrant Apparel Group, a California corporation (the "COMPANY"), up to the Maximum Number (as defined below) of shares (the "WARRANT SHARES") of Common Stock, no par value per share, of the Company (the "COMMON STOCK"). The "MAXIMUM NUMBER" shall be (i) at any time prior to the borrowing contemplated by
Section 2.3 of the Credit Agreement (as defined below) (the "2.3 BORROWING DATE"), ONE MILLION EIGHT HUNDRED NINETY-TWO THOUSAND EIGHT HUNDRED FIFTY-SEVEN, and (ii) on or at any time after the 2.3 Borrowing Date, TWO MILLION SEVENTY-ONE THOUSAND FOUR HUNDRED TWENTY-EIGHT. The purchase price with respect to the shares of Common Stock under this Warrant shall be equal to the Exercise Price, as defined in Section 2(b).

SECTION 1.  GENERAL.

         Capitalized terms used and not otherwise defined herein shall have the meanings set forth in that certain Securities Purchase Agreement (the "PURCHASE AGREEMENT"), dated June 16, 2006, among the Company and the purchasers signatory thereto.

         The Warrant Shares are entitled to the benefits of that certain registration rights agreement of even date herewith between the Company and certain investors named therein (the "REGISTRATION RIGHTS AGREEMENT").

SECTION 2.     EXERCISE.

         (a) EXERCISE OF WARRANT. Exercise of the purchase rights represented by this Warrant may be made, in whole or in part, at any time or times on or after the date hereof and on or before the Termination Date by delivery to the Company of a duly executed facsimile copy of the Notice of Exercise Form annexed hereto (or such other office or agency of the Company as it may designate by notice in writing to the registered Holder at the address of such Holder appearing on the books of the Company); PROVIDED, HOWEVER, within 5 Trading Days of the date said Notice of Exercise is delivered to the Company, the Holder shall have surrendered this Warrant to the Company and the Company shall have received payment of the aggregate Exercise Price of the shares thereby purchased by wire transfer or cashier's check drawn on a United States bank. "TRADING DAY" shall mean a day during which trading in securities generally occurs in the applicable securities market or on the principal securities exchange or bulletin board on which the Common Stock is then traded, listed or quoted (the "TRADING MARKET").

         (b) EXERCISE PRICE. The initial exercise prices of the Common Stock under this Warrant with respect to any tranche of Warrants shall be the amount set forth in the table below, subject to adjustment hereunder (with respect to any tranche, the "EXERCISE PRICE").


 Number of Shares (before           Number of           Initial Exercise Price
  the 2.3 Borrowing Date)    Shares (on or after the
                               2.3 Borrowing Date)
---------------------------- ------------------------- -------------------------
          378,571                      414,286             $1.88 (the "BASE
                                                           EXERCISE PRICE")
---------------------------- ------------------------- -------------------------
          378,572                      414,285                  $2.00
---------------------------- ------------------------- -------------------------
          378,571                      414,286                  $3.00
---------------------------- ------------------------- -------------------------
          378,572                      414,285                  $3.75
---------------------------- ------------------------- -------------------------
          378,571                      414,286                  $4.50
---------------------------- ------------------------- -------------------------

         (c) CASHLESS EXERCISE. This Warrant may also be exercised by means of a "cashless exercise" in which the Holder shall be entitled to receive a certificate for the number of Warrant Shares (X) equal to the quotient obtained by using the following formula:

                                  Y(A - B)
                          X = ----------------
                                      A


         Where, with respect to any tranche of Warrants:

         (A) = the Current Market Value measured as of the Trading Day immediately preceding the date of such election;

         (B) = the Exercise Price of this Warrant, as adjusted; and

         (Y) = the number of Warrant Shares in respect of which the net issue election is made.

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         For purposes of this Agreement, the "CURRENT MARKET VALUE" of one share of Common Stock as of a particular date shall be determined as follows: (i) if traded on a securities exchange or through the NASDAQ National Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the fifteen (15) day period ending three (3) days prior to the cashless exercise election; (ii) if traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the fifteen (15) day period ending three (3) days prior to the cashless exercise; and (iii) if there is no active public market, the value shall be the Fair Market Value thereof. "FAIR MARKET VALUE" of shares or assets shall be as determined in good faith by the Board of Directors of the Company, and, if requested by Holder, shall be established by an impartial and disinterested internationally recognized accounting, appraisal or investment banking firm as may be agreed by the Company and the Holder (the "FINANCIAL EXPERT") paid for equally by Holders of the Credit Agreement Warrants, on the one hand, and the Company, on the other hand. Pending the determination of the Financial Expert, the Company shall take all steps and make such adjustments and issue such Warrant Shares as are appropriate based on the valuation of its Board of Director, with the remainder to be delivered upon the determination of the Financial Expert, which shall be binding on both parties.

         Notwithstanding anything herein to the contrary, on the Termination Date, this Warrant shall be automatically exercised via cashless exercise pursuant to this Section 2(c).

         (d) HOLDER'S RESTRICTIONS. Notwithstanding anything to the contrary herein, the Company shall not be required to issue any shares upon exercise of this Warrant if such issuance would cause the Company to be in violation of applicable federal securities laws or the rules and regulations of the National Association of Securities Dealers by virtue of such exercise; provided, however, that the Company agrees to use its best efforts to make alternative arrangements to complete the exercise by the Holder hereof in compliance with applicable securities laws and the rules and regulations of the National Association of Securities Dealers if such laws and rules and regulations permit such alternative arrangements, including, with respect to any situation in which the Warrant Shares would exceed the Maximum Exercise Amount below, taking all actions necessary to call and hold a meeting of shareholders to attain such approval as may be required by the applicable rules and regulations of the trading market from the shareholders of the Company with respect to the transactions contemplated by the Transaction Documents, including the issuance of all of the Warrant Shares issuable upon exercise of the Warrants (the "SHAREHOLDER APPROVAL"). The Holder shall not prior to Shareholder Approval have the right to exercise any portion of this Warrant, pursuant to Section 2(c) or otherwise, to the extent that after giving effect to such issuance after exercise, the shares issued with respect to this Warrant, together with any other Warrants issued pursuant to the Credit Agreement, dated as of June 16, 2006, by and among the Company and the other parties thereto (as amended or modified from time to time, the "CREDIT AGREEMENT", and such Warrants, the "CREDIT AGREEMENT WARRANTS"), would represent more than 19.9% of the shares of Common Stock issued and outstanding at the Initial Exercise Date (without giving effect to the Shares issued or issuable under the Credit Agreement Warrants) (the "MAXIMUM EXERCISE AMOUNT"). For purposes of this Section 2(d), the number of outstanding shares of Common Stock shall be as reflected in (x) the Company's most recent Form 10-Q or Form 10-K, as the case may be, (y) a more recent public announcement by the Company or (z) any other notice by the Company or the Company's Transfer Agent setting forth the number of shares of Common Stock outstanding. To the extent that the Company has

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

received an exercise notice in excess of the Maximum Exercise Amount from any holder of a Credit Agreement Warrant, the Company shall notify the other holders of the Credit Agreement Warrants and shall give each holder of a Credit Agreement Warrant the opportunity to exercise pro rata in accordance with the number of shares underlying each Credit Agreement Warrant. The Company shall issue such amount of shares of Common Stock as are allowable under this Section 2(d), and, at the time of delivery of the certificate or certificates representing Warrant Shares, deliver to Holder a new Warrant evidencing the rights of Holder to purchase the unpurchased Warrant Shares called for by this Warrant, which new Warrant shall in all other respects be identical with this Warrant and subject to the conditions of this Section 2(d).

         (e) MECHANICS OF EXERCISE.

              i. AUTHORIZATION OF WARRANT SHARES. The Company covenants that all Warrant Shares which may be issued upon the exercise of the purchase rights represented by this Warrant will, upon exercise of the purchase rights represented by this Warrant, be duly authorized, validly issued, fully paid and nonassessable and free from all taxes, liens and charges in respect of the issue thereof.

              ii. DELIVERY OF CERTIFICATES UPON EXERCISE. Certificates for shares purchased hereunder shall be transmitted by the transfer agent of the Company to the Holder by crediting the account of the Holder's prime broker with the Depository Trust Company through its Deposit Withdrawal Agent Commission ("DWAC") system if the Company is a participant in such system, and otherwise by physical delivery to the address specified by the Holder in the Notice of Exercise within 3 Trading Days from the delivery to the Company of the Notice of Exercise Form, surrender of this Warrant and payment of the aggregate Exercise Price as set forth above ("WARRANT SHARE DELIVERY DATE"). This Warrant shall be deemed to have been exercised on the date the Exercise Price is received by the Company. The Warrant Shares shall be deemed to have been issued, and Holder or any other person so designated to be named therein shall be deemed to have become a holder of record of such shares for all purposes, as of the date the Warrant has been exercised by payment to the Company of the Exercise Price.

              iii. DELIVERY OF NEW WARRANTS UPON EXERCISE. If this Warrant shall have been exercised in part, the Company shall, at the time of delivery of the certificate or certificates representing Warrant Shares, deliver to Holder a new Warrant evidencing the rights of Holder to purchase the unpurchased Warrant Shares called for by this Warrant, which new Warrant shall in all other respects be identical with this Warrant.

              iv. RESCISSION RIGHTS. If the Company fails to cause its transfer agent to transmit to the Holder a certificate or certificates representing the Warrant Shares pursuant to this Section 2(e)(iv) by the Warrant Share Delivery Date, then the Holder shall be entitled, by written notice to the Company at any time on or before the Holder's receipt of such certificate or certificates, to rescind such exercise. Nothing herein shall limit a Holder's right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company's failure to timely deliver certificates representing shares of Common Stock upon exercise of the Warrant as required pursuant to the terms hereof.

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

              v. NO FRACTIONAL SHARES OR SCRIP. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant. As to any fraction of a share which Holder would otherwise be entitled to purchase upon such exercise, the Company shall pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Current Market Value of the Common Stock on the date of exercise.

              vi. CHARGES, TAXES AND EXPENSES. Issuance of certificates for Warrant Shares shall be made without charge to the Holder for any issue or transfer tax or other expense in respect of the issuance of such certificate, all of which taxes and expenses shall be paid by the Company, and such certificates shall be issued in the name of the Holder or in such name or names as may be directed by the Holder; including any transfer taxes incidental to the issue of certificates for Warrant Shares in a name other than the name of the Holder.

              vii. CLOSING OF BOOKS. The Company will not close its stockholder books or records in any manner which prevents the timely exercise of this Warrant, pursuant to the terms hereof.

SECTION 3.  CERTAIN ADJUSTMENTS.

         (a) If the Company at any time while this Warrant is outstanding: (A) declares a stock dividend or otherwise makes a distribution or distributions on shares of its Common Stock or any other equity or equity equivalent securities payable in shares of Common Stock (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Company pursuant to this Warrant), (B) subdivides outstanding shares of Common Stock into a larger number of shares, (C) combines (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (D) issues by reclassification of shares of the Common Stock any shares of capital stock of the Company, then in each case the Exercise Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding before such event and of which the denominator shall be the number of shares of Common Stock outstanding after such event and the number of shares issuable upon exercise of this Warrant shall be proportionately adjusted. Any adjustment made pursuant to this Section 3(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

         (b) From time to time after the date hereof, if the Company or any Subsidiary thereof, as applicable, at any time while this Warrant is outstanding, shall offer, sell, grant any option to purchase or offer, sell or grant any right to reprice its securities, or otherwise dispose of or issue (or announce any offer, sale, grant or any option to purchase or other disposition) any Common Stock or Common Stock Equivalents (as defined below) entitling any Person to acquire shares of Common Stock, at an effective price per share less than the then Base Exercise Price, as adjusted hereunder (if the holder of the Common Stock or Common Stock Equivalents so issued shall at any time, whether by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices or otherwise, or due to warrants, options or rights per share which is issued in connection with such issuance, but excluding adjustments resulting from customary market price-based anti-dilution provisions, be entitled to receive shares of Common Stock at an effective price per share which is less than the Base Exercise Price, such issuance shall be deemed to have

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

occurred for less than the Exercise Price), then the Exercise Price of each tranche shall be reduced to the price determined by multiplying the Exercise Price in effect immediately prior to the date of such sale or issuance (which date in the event of distribution to shareholders shall be deemed to be the record date set by the Company to determine shareholders entitled to participate in such distribution) by a fraction: (1) the numerator of which shall be (A) the number of shares of Common Stock outstanding on the date of such sale or issuance plus (B) the number of additional shares of Common Stock which the aggregate consideration received by the Company upon such issuance or sale (plus the aggregate of any additional amount to be received by the Company upon the exercise of such subscription rights, options or warrants) would purchase at the then effective Base Exercise Price; and (2) the denominator of which shall be
(A) the number of shares of Common Stock outstanding on the date of such issuance or sale plus (B) the number of additional shares of Common Stock offered for the subscription or purchase (or into which the Common Stock Equivalents so offered are exercisable or convertible). Any adjustments required by this Section 3(b) shall be made immediately after such issuance or sale or record date, as the case may be. For purposes of this Agreement, "COMMON STOCK EQUIVALENTS" shall mean any securities of the Company or the Subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

         The anti-dilution adjustment provisions of this Section 3(b) and
Section 3(c) shall cease to apply with respect to a particular tranche of Warrants if:

              i. the volume weighted average of the closing prices for the Common Stock on the Trading Market over any twenty (20) trading day period shall be in excess of two (2) times the Exercise Price of such tranche (e.g., $4.00 per share with respect to a tranche with an Exercise Price of $2.00) (the "TRADING PERIOD");

              ii. the Warrant was freely exercisable by the Holder without restriction hereunder throughout the Trading Period and all of the Warrant Shares receivable upon exercise of such tranche by the Holder would have been Freely Tradeable throughout the Trading Period;

              iii. the Company shall have provided written notice to the Holder within twenty calendar days of the close of the Trading Period that such Trading Period has occurred showing the calculations with respect to the Trading Period with reasonable detail and setting forth a statement of the facts supporting with particularity its conclusion that (i) and (ii) above have been satisfied; and

              iv. the Holder shall not have reasonably objected within 10 business days of receipt of the notice on the grounds that the conditions set forth above were not satisfied during the Trading Period.

"FREELY TRADEABLE" means, for the purposes of this paragraph, that throughout the Trading Period the Holder, having properly exercised the Warrants with respect to such tranche and received the underlying Warrant Shares from the Company, would have been able freely to exercise and trade any and all of the Warrant Shares received upon exercise of such tranche, including, without limitation, the following conditions being met: (w) the Company is not in default of its obligations under the Registration Rights Agreement and a Registration Statement (as defined in the Registration Rights Agreement) allowing the resale

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

of the Warrant Shares shall be effective and available for use by the Holder, or, if the Measurement Period occurs after the Effectiveness Period (as defined in the Registration Rights Agreement), the Holder is not an affiliate of the Company and shall be permitted under applicable securities laws to trade freely the Warrant Shares on the applicable Trading Market under Rule 144(k) under the Securities Act, (x) such sale shall be allowable under applicable state securities or blue sky laws, (y) the Holder shall not otherwise be prevented or restricted, including by action by the Company or by the failure of the Company to fulfill its obligations under the Registration Rights Agreement, from effecting sales pursuant to the Registration Statement or under Rule 144(k), including as a result of any blackout periods imposed on insiders applicable to the Holder or possession of any inside information which in the reasonable opinion of the Holder would prevent the Holder from trading during such period, and (z) the market has Sufficient Volume during the Trading Period. "SUFFICIENT VOLUME" means that (i) there is an active public market for the Common Stock and
(ii) the aggregate trading volume over the Trading Period is greater than the Warrant Shares underlying the tranche together with all other Credit Agreement Warrants with the same initial Exercise Price divided by 0.21. For example, if there are 1,000,000 Warrant Shares underlying a tranche together with all other Credit Agreement Warrants with the same initial Exercise Price, there must be an active public market for the Common Stock for the duration of such Trading Period and the aggregate trading volume over the Trading Period shall have been at least 4,761,904 shares of Common Stock during such period. Notwithstanding the foregoing, if Shareholder Approval is required with respect to the issuance of any of the Warrant Shares and such Shareholder Approval has not been obtained, this paragraph shall not apply, and the anti-dilution adjustment provisions of this Section 3(b) and Section 3(c) shall remain in effect.

         (c) If at any time or from time to time after the date hereof the Company shall (i) issue or sell any Common Stock or Common Stock Equivalents without consideration or for consideration per share (determined (1) in the case of Common Stock Equivalents, by dividing (x) the total amount received or receivable by the Company in consideration of the sale and issuance of such Common Stock Equivalents plus the minimum aggregate consideration payable to the Company upon exercise or conversion or exchange thereof by (y) the total number of shares of Common Stock covered by such Common Stock Equivalents and (2) in the case of any noncash consideration, as determined in good faith by the Board of Directors of the Company) less than the Current Market Value of the Common Stock in effect immediately prior to the date of such issuance or sale or (ii) fix a record date for the issuance of subscription rights, options or warrants to all holders of Common Stock entitling them to subscribe for or purchase Common Stock (or Common Stock Equivalents) at a price (or having an exercise or conversion price per share) less than the Current Market Value in effect immediately prior to the record date (which date in the event of distribution to shareholders shall be deemed to be the record date set by the Company to determine shareholders entitled to participate in such distribution), the Exercise Price with respect to each tranche shall be reduced to the lesser of the Exercise Price determined by (i) subtracting from the Exercise Price the amount that the Current Market Value of the Common Stock exceeds the consideration per share referred to above and (ii) multiplying the Exercise Price in effect immediately prior to the date of such sale or issuance (which date in the event of distribution to shareholders shall be deemed to be the record date set by the Company to determine shareholders entitled to participate in such distribution) by a fraction: (1) the numerator of which shall be (A) the number of shares of Common Stock outstanding on the date of such sale or issuance plus (B) the number of additional shares of Common Stock which the aggregate consideration received by the Company upon such issuance or sale (plus

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

the aggregate of any additional amount to be received by the Company upon the exercise of such subscription rights, options or warrants) would purchase at the Current Market Value; and (2) the denominator of which shall be (A) the number of shares of Common Stock outstanding on the date of such issuance or sale plus
(B) the number of additional shares of Common Stock offered for the subscription or purchase (or into which the Common Stock Equivalents so offered are exercisable or convertible). Any adjustments required by this Section 3(c) shall be made immediately after such issuance or sale or record date, as the case may be. Such adjustments shall be made successively whenever such event shall occur. To the extent that shares of Common Stock (or Common Stock Equivalents) are not delivered after the expiration of such subscription rights, options or warrants, the Exercise Price shall be readjusted to the Exercise Price which would then be in effect had the adjustments made upon the issuance of such rights, options or warrants been made upon the basis of delivery of only the number of shares of Common Stock (or Common Stock Equivalents) actually delivered.

         (d) If at any time or from time to time after the date hereof the Company shall fix a record date for the issuance or making a distribution to all holders of the Common Stock (including any such distribution to be made in connection with a consolidation or merger in which the Company is to be the continuing corporation) of evidences of its indebtedness, any other securities of the Company or any cash, property or other assets (excluding a combination, reclassification or recapitalization referred to in Section 3(a) hereof, cash dividends or cash distributions paid out of net profits or earned surplus legally available therefor and in the ordinary course of business or subscription rights, options or warrants for Common Stock or Common Stock Equivalents (excluding those referred to in Section 3(a) hereof), any such non-excluded event being herein called a "SPECIAL DIVIDEND"), (i) the Exercise Price with respect to each tranche shall be decreased immediately after the record date for such Special Dividend to a price determined by multiplying (A) the Base Exercise Price in effect on such record date less the Fair Market Value of the evidences of indebtedness, securities or property, or other assets issued or distributed in such Special Dividend applicable to one share of Common Stock or of such subscription rights or warrants applicable to one share of Common Stock and (B) the denominator of which shall be the Base Exercise Price then in effect and (ii) the number of shares of Common Stock subject to purchase upon exercise of this Warrant shall be increased to a number determined by multiplying the number of shares of Common Stock subject to purchase immediately before such Special Dividend by a fraction (x) the numerator of which shall be the Exercise Price in effect immediately before such Special Dividend and (y) the denominator of which shall be the Exercise Price in effect immediately after such Special Dividend. Any adjustment required by this Section 3(d) shall be made successively whenever such a record date is fixed and in the event that such distribution is not so made, the Exercise Price shall again be adjusted to be the Exercise Price that was in effect immediately prior to such record date.

         (e) If at any time or from time to time after the date hereof the Company shall make a distribution to all holders of the Common Stock of stock of a subsidiary or securities convertible into or exercisable for such stock, then in lieu of an adjustment in the Exercise Price or the number of Warrant Shares purchasable upon the exercise of this Warrant, the Holder, upon the exercise hereof at any time after such distribution, shall be entitled to receive from the Company, such subsidiary or both, as the Company shall determine, the stock or other securities to which such Holder would have been entitled if the Holder had exercised this Warrant immediately prior thereto, all subject to further adjustment as provided

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

in this Section 3, and the Company shall reserve, for the life of this Warrant, such securities of such subsidiary or other corporation.

         (f) Any references to the Exercise Price of this Warrant in this
Section 3, except for references to the Base Exercise Price, are references to the Exercise Price of a particular tranche, and each Exercise Price with respect to such tranche of Warrants shall be adjusted in accordance with the provisions of this Section 3. Whenever the Exercise Price payable upon exercise of this Warrant is adjusted pursuant to the foregoing paragraphs of this Section 3, the Warrant Shares shall simultaneously be adjusted by multiplying the number of Warrant Shares initially issuable upon exercise of this Warrant by the Exercise Price in effect on the date thereof and dividing the product so obtained by the Exercise Price, as adjusted.

         (g) If, at any time while this Warrant is outstanding, (A) the Company effects any merger or consolidation of the Company with or into another Person, (B the Company effects any sale of all or substantially all of its assets in one or a series of related transactions, (C) any tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property, or (D) the Company effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (in any such case, a "FUNDAMENTAL TRANSACTION"), then, upon any subsequent conversion of this Warrant, the Holder shall have the right to receive, for each Warrant Share that would have been issuable upon such exercise absent such Fundamental Transaction, at the option of the Holder, (a) upon exercise of this Warrant, the number of shares of Common Stock of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and Alternate Consideration receivable upon or as a result of such reorganization, reclassification, merger, consolidation or disposition of assets by a Holder of the number of shares of Common Stock for which this Warrant is exercisable immediately prior to such event or (b) if the Company is acquired in an all cash transaction, cash equal to the value of this Warrant as determined in accordance with the Black-Scholes option pricing formula (the "ALTERNATE CONSIDERATION"). For purposes of any such exercise, the determination of the Exercise Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Company shall apportion the Exercise Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any exercise of this Warrant following such Fundamental Transaction. To the extent necessary to effectuate the foregoing provisions, any successor to the Company or surviving entity in such Fundamental Transaction shall issue to the Holder a new warrant consistent with the foregoing provisions and evidencing the Holder's right to exercise such warrant into Alternate Consideration. The terms of any agreement pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this Section 3(g) and insuring that this Warrant (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction. The provisions of this Section 3(g) shall similarly apply to successive reclassifications, capital reorganizations, consolidations, mergers, sales or conveyances.

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         (h) EXEMPT ISSUANCE. Notwithstanding the foregoing, no adjustments,
Alternate Consideration nor notices shall be made, paid or issued under this
Section 3 in respect of

              i. the issuance of Common Stock pursuant to a stock split, subdivision, combination or re-classification which is governed by Section 3(a) hereof, for which adjustment has already been made pursuant to Section 3(a) hereof;

              ii. Common Stock issuable or issued to employees, consultants or directors of the Corporation for the primary purpose of soliciting or retaining their employment or services directly or pursuant to a stock option plan or restricted stock plan approved by the Board of Directors of the Corporation, provided that the granting of options or rights pursuant to this clause are in the ordinary course of business and are usual and customary;

              iii. shares of Common Stock or options or warrants to purchase Common Stock, issued to financial institutions or lessors in connection with commercial credit arrangements, equipment financings or similar transactions, provided such issuances are approved by the Board of Directors of the Company and shall not include a transaction in which the Company is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities;

              iv. Common Stock issued in connection with bona fide acquisitions, mergers or similar transactions and approved by the Board of Directors of the Company, provided that this shall not include a transaction in which the Company is issuing securities primarily for the purpose of raising capital;

              v. the granting of any Credit Agreement Warrant; or

              vi. the issuance of Common Stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security outstanding as of the Initial Exercise Date or any Credit Agreement Warrant.

         (i) CALCULATIONS. All calculations under this Section 3 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. The number of shares of Common Stock outstanding at any given time shall not includes shares of Common Stock owned or held by or for the account of the Company, and the description of any such shares of Common Stock shall be considered on issue or sale of Common Stock. For purposes of this Section 3, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding treasury shares, if any) issued and outstanding. In respect of any dilutive event which would trigger more than one anti-dilution adjustment hereunder, this
Section 3 shall be construed in a way to maximize the anti-dilution protection to the Holder.

         (j) OTHER DILUTIVE EVENTS. In case the Company or any of its Subsidiaries takes any voluntary action, as to which the provisions of this
Section 3 are not strictly applicable but the failure to make any adjustment would not fairly protect the purchase rights represented by this Warrant in accordance with the essential intent and principles of such sections then, in each such case, the Company shall appoint a Financial Expert, which shall give their opinion upon the adjustment, if any, on a basis consistent with the essential intent and principles established in Sections 3, necessary to preserve, without dilution, the purchase rights represented by this Warrant. Without limiting the generality of the foregoing, the Company acknowledges that issuance of any equity security by any Subsidiary to any Person other than the issuer or a wholly-owned Subsidiary or sale of existing equity securities of Subsidiaries or investees by the Company or any Subsidiary for a price in each case less than the fair value thereof would be such voluntary actions. Upon receipt of such opinion, the Company will promptly mail a copy thereof to the Holder and shall make the adjustments described therein.

         (k) VOLUNTARY ADJUSTMENT BY COMPANY. The Company may at any time during the term of this Warrant reduce the then current Exercise Price to any amount and for any period of time deemed appropriate by the Board of Directors of the Company.

         (l) NOTICE TO HOLDERS.

              i. NOTICE OF ADJUSTMENT TO EXERCISE PRICE. Whenever the Exercise Price is adjusted pursuant to this Section 3, the Company shall promptly mail to each Holder a notice setting forth the Exercise Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

              ii. NOTICE TO ALLOW EXERCISE BY HOLDER. If (A) the Company shall declare a dividend (or any other distribution) on the Common Stock; (B) the Company shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock; (C) the Company shall authorize the granting to all holders of the Common Stock of any additional shares of Common Stock or Common Stock Equivalents or rights, options or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights; (D) the approval of any stockholders of the Company shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Company is a party, any sale or transfer of all or substantially all of the assets of the Company, of any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property; or (E) the Company shall propose or authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company; then, in each case, the Company shall cause to be mailed to the Holder at its last addresses as it shall appear upon the Warrant Register of the Company, at least 20 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating
     (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transferor share exchange; PROVIDED, that the failure to mail such notice or any defect therein or in the mailing thereof shall not affect the validity of the corporate action required to be specified in such notice. The Holder is entitled to exercise this Warrant during the 20-day period commencing the date of such notice to the effective date of the event triggering such notice.

SECTION 4.  TRANSFER OF WARRANT.

         (a) TRANSFERABILITY. Subject to compliance with any applicable securities laws and the conditions set forth in Sections 5(a) and 4(d) hereof, this Warrant and all rights hereunder are transferable, in whole or in part, upon surrender of this Warrant at the principal office of the Company, together with a written assignment of this Warrant substantially in the form attached hereto duly executed by the Holder or its agent or attorney. Upon such surrender and, if required, such payment, the Company shall execute and deliver a new Warrant or Warrants in the name of the assignee or assignees and in the denomination or denominations specified in such instrument of assignment, and shall issue to the assignor a new Warrant evidencing the portion of this Warrant not so assigned, and this Warrant shall promptly be cancelled. A Warrant, if properly assigned, may be exercised by a new holder for the purchase of Warrant Shares without having a new Warrant issued.

         (b) NEW WARRANTS. This Warrant may be divided or combined with other Warrants upon presentation hereof at the aforesaid office of the Company, together with a written notice specifying the names and denominations in which new Warrants are to be issued, signed by the Holder or its agent or attorney. Subject to compliance with Section 4(a), as to any transfer which may be involved in such division or combination, the Company shall execute and deliver a new Warrant or Warrants in exchange for the Warrant or Warrants to be divided or combined in accordance with such notice.

         (c) WARRANT REGISTER. The Company shall register this Warrant, upon records to be maintained by the Company for that purpose (the "WARRANT REGISTER"), in the name of the record Holder hereof from time to time. The Company may deem and treat the registered Holder of this Warrant as the absolute owner hereof for the purpose of any exercise hereof or any distribution to the Holder, and for all other purposes, absent actual notice to the contrary.

         (d) TRANSFER RESTRICTIONS. If, at the time of the surrender of this Warrant in connection with any transfer of this Warrant, the transfer of this Warrant shall not be registered pursuant to an effective registration statement under the Securities Act and under applicable state securities or blue sky laws, the Company may require, as a condition of allowing such transfer that the Holder or transferee of this Warrant, as the case may be, establish to the Company's reasonable satisfaction that such transfer may be made without registration under the Securities Act and under applicable state securities or blue sky laws (which may in the reasonable opinion of the Company require a written opinion of counsel, provided that an opinion in form, substance and scope customary for opinions of counsel in comparable transactions shall be deemed to be have satisfied this provision).

SECTION 5.  MISCELLANEOUS.

         (a) TITLE TO WARRANT. Prior to the Termination Date and subject to compliance with applicable laws and Section 4 of this Warrant, this Warrant and all rights hereunder are transferable, in whole or in part, at the office or agency of the Company by the Holder in person or by duly authorized attorney, upon surrender of this Warrant together with the Assignment Form annexed hereto properly endorsed.

         (b) NO RIGHTS AS SHAREHOLDER UNTIL EXERCISE. This Warrant does not entitle the Holder to any voting rights or other rights as a shareholder of the Company prior to the exercise hereof. Upon the surrender of this Warrant and the payment of the aggregate Exercise Price (or by means of a cashless exercise), the Warrant Shares so purchased shall be and be deemed to be issued to such Holder as the record owner of such shares as of the close of business on the later of the date of such surrender and payment.

         (c) LOSS, THEFT, DESTRUCTION OR MUTILATION OF WARRANT. The Company covenants that upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant or any stock certificate relating to the Warrant Shares, and in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to it (which, in the case of the Warrant, shall not include the posting of any bond), and upon surrender and cancellation of such Warrant or stock certificate, if mutilated, the Company will make and deliver a new Warrant or stock certificate of like tenor and dated as of such cancellation, in lieu of such Warrant or stock certificate.

         (d) SATURDAYS, SUNDAYS, HOLIDAYS, ETC. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall be a Saturday, Sunday or a legal holiday, then such action may be taken or such right may be exercised on the next succeeding day not a Saturday, Sunday or legal holiday.

         (e) AUTHORIZED SHARES. The Company covenants that during the period the Warrant is outstanding, it will reserve and keep available for issuance from its authorized and unissued Common Stock a sufficient number of shares to provide for the issuance of the Warrant Shares upon the exercise of any purchase rights under this Warrant. The Company further covenants that its issuance of this Warrant shall constitute full authority to its officers who are charged with the duty of executing stock certificates to execute and issue the necessary certificates for the Warrant Shares upon the exercise of the purchase rights under this Warrant. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the exercise of this Warrant, the Company shall take any and all corporate action as is necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose. The Company will take all action within its control as may be necessary to assure that such Warrant Shares may be issued as provided herein without violation of any applicable law or regulation, or of any requirements of the Trading Market upon which the Common Stock may be listed. Except and to the extent as waived or consented to by the Holder, the Company shall not by any action, including, without limitation, amending its certificate of incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate to protect the rights of Holder as set forth in this Warrant against impairment including dilution to the extent provided herein. Without limiting the generality of the foregoing, the Company will (a) not increase the par value of any Warrant Shares above the amount payable therefor upon such exercise immediately prior to such increase in par value, (b) take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable Warrant Shares upon the exercise of this Warrant, and (c) use reasonable best efforts to obtain all such authorizations, exemptions or consents from any public regulatory body having jurisdiction thereof as may be necessary to enable the Company to perform its obligations under this Warrant. Before taking any action which would result in an adjustment in the number of Warrant Shares for which this Warrant is exercisable or in the Exercise Price, the Company shall obtain all such authorizations or exemptions thereof, or consents thereto, as may be necessary from any public regulatory body or bodies having jurisdiction thereof.

         (f) JURISDICTION. THIS WARRANT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK. This Warrant constitute the entire understanding among the parties hereto with respect to the subject matter hereof and supersede any prior agreements, written or oral, with respect thereto. EACH PARTY TO THIS WARRANT HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY NEW YORK STATE OR FEDERAL COURT SITTING IN NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS WARRANT OR RELATED DOCUMENT, AND EACH HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR FEDERAL COURT. THE COMPANY AGREES THAT SUCH JURISDICTION SHALL BE EXCLUSIVE WITH RESPECT TO ANY SUCH ACTION OR PROCEEDING BROUGHT BY IT. EACH PARTY TO THIS WARRANT HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, THE DEFENSE OF ANY INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING.

         (g) WAIVER OF JURY TRIAL, ETC. THE COMPANY AND THE HOLDER HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS WARRANT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN), OR ACTIONS OF THE HOLDER. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE HOLDER ENTERING INTO THIS AGREEMENT.

         (h) RESTRICTIONS. The Holder acknowledges that the Warrant Shares acquired upon the exercise of this Warrant, if not registered, will have restrictions upon resale imposed by state and federal securities laws.

         (i) NONWAIVER AND EXPENSES. No course of dealing or any delay or failure to exercise any right hereunder on the part of Holder shall operate as a waiver of such right or otherwise prejudice Holder's rights, powers or remedies, notwithstanding the fact that all rights hereunder terminate on the Termination Date. The Company shall pay all fees, expenses and costs in connection with the issuance, exercise or transfer of this Warrant or the Warrant Shares. Without limiting the foregoing, if the Company willfully and knowingly fails to comply with any provision of this Warrant, which results in any material damages to the Holder, the Company shall pay to Holder such amounts as shall be sufficient to cover any costs and expenses including, but not limited to, reasonable attorneys' fees, including those of appellate proceedings, incurred by Holder in collecting any amounts due pursuant hereto or in otherwise enforcing any of its rights, powers or remedies hereunder.

         (j) NOTICES. All notices required under this Warrant and shall be deemed to have been given or made for all purposes (i) upon personal delivery,
(ii) upon confirmation receipt that the communication was successfully sent to the applicable number if sent by facsimile, or (iii) one day after being sent, when sent by professional overnight courier service. Notices to the Company shall be sent to the principal office of the Company (or at such other place as the Company shall notify the Holder hereof in writing). Notices to the

Holder shall be sent to the address of the Holder on the books of the Company (or at such other place as the Holder shall notify the Company hereof in writing).

         (k) LIMITATION OF LIABILITY. No provision hereof, in the absence of any affirmative action by Holder to exercise this Warrant or purchase Warrant Shares, and no enumeration herein of the rights or privileges of Holder, shall give rise to any liability of Holder for the purchase price of any Common Stock or as a stockholder of the Company, whether such liability is asserted by the Company or by creditors of the Company.

         (l) REMEDIES. Holder, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Warrant. The Company agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Warrant and hereby agrees to waive the defense in any action for specific performance that a remedy at law would be adequate.

         (m) SUCCESSORS AND ASSIGNS. Subject to applicable securities laws, this Warrant and the rights and obligations evidenced hereby shall inure to the benefit of and be binding upon the successors of the Company and the successors and permitted assigns of Holder. The provisions of this Warrant are intended to be for the benefit of all Holders from time to time of this Warrant and shall be enforceable by any such Holder or holder of Warrant Shares.

         (n) AMENDMENT. This Warrant may be modified or amended or the provisions hereof waived with the written consent of the Company and the Holder.

         (o) SEVERABILITY. Wherever possible, each provision of this Warrant shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Warrant shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Warrant.

         (p) HEADINGS. The headings used in this Warrant are for the convenience of reference only and shall not, for any purpose, be deemed a part of this Warrant.

         IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by its officer thereunto duly authorized as of the date first written above.

                                         TARRANT APPAREL GROUP


                                       By:  /s/ Gerard Guez
                                            ------------------------------------
                                            Name:  Gerard Guez
                                            Title: Chairman and Interim CEO

                               NOTICE OF EXERCISE

To:      TARRANT APPAREL GROUP

(1) The undersigned hereby elects to purchase ________ Warrant Shares of the Company, with an original exercise price of $_____, pursuant to the terms of the attached Warrant (only if exercised in full), and tenders herewith payment of the exercise price in full.

(2)      Payment shall take the form of (check applicable box):

         [_]  in lawful money of the United States; or

         [_] the cancellation of such number of Warrant Shares as is necessary, in accordance with the formula set forth in subsection 2(c), to exercise this Warrant with respect to the number of Warrant Shares set forth above.

(3) Please issue a certificate or certificates representing said Warrant Shares in the name of the undersigned or in such other name as is specified below:

         The Warrant Shares shall be delivered to the following:

(4) The undersigned is an "accredited investor" as defined in Regulation D promulgated under the Securities Act of 1933, as amended.

(5) In exercising this Warrant, the undersigned hereby confirms and acknowledges that the Warrant Shares are being acquired solely for the account of the undersigned and not as a nominee for any other party, and that the undersigned will not offer, sell or otherwise dispose of any such Warrant Shares except under circumstances that will not result in a violation of the Securities Act, or any applicable state securities laws.

         [SIGNATURE OF HOLDER]

                                         Name of Investing Entity:
                                         _______________________________________


                                         SIGNATURE OF AUTHORIZED
                                         SIGNATORY OF INVESTING ENTITY:

                                         _______________________________________


                                         Name of Authorized Signatory:
                                         _______________________________________


                                         Title of Authorized Signatory:
                                         _______________________________________


                                         Date:__________________________________

                                 ASSIGNMENT FORM

                    (To assign the foregoing warrant, execute
                   this form and supply required information.
                 Do not use this form to exercise the warrant.)

FOR VALUE RECEIVED, the foregoing Warrant and all rights evidenced thereby are hereby assigned to ______________________________________ whose address is
_______________________________________________.


                                      Dated: ______________, _______


                                      Holder's Signature:
                                      ____________________________________


                                      Holder's Address:
                                      ____________________________________


                                      Signature Guaranteed:
                                      ________________________________________



NOTE: The signature to this Assignment Form must correspond with the name as it appears on the face of the Warrant, without alteration or enlargement or any change whatsoever, and must be guaranteed by a bank or trust company. Officers of corporations and those acting in a fiduciary or other representative capacity should file proper evidence of authority to assign the foregoing Warrant.